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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARTIFICIAL LIFE SECURES LONG-TERM STRUCTURED
EQUITY LINE FINANCING OF UP TO $25,000,000

Boston, MA, March 26, 2001 - Artificial Life, Inc. (NASDAQ: ALIF), the leading provider of award winning SmartBot(TM) Internet technology, today announced that it has entered into a definitive agreement for a long-term standby equity based financing covering the sale of up to $13,000,000 of Artificial Life's common stock, which maximum amount may be increased to $25,000,000 depending upon the trading price or trading volume of such stock meeting certain criteria. These shares may be sold to the investor over the next 3 years at times and in amounts, subject to certain minimum and maximum amounts, determined at Artificial Life's discretion at a discount to the market price at the time of sale. Artificial Life has agreed to maintain an effective registration statement for resale of any shares sold pursuant to the structured equity line. This structured financing is designed to allow Artificial Life to minimize dilution while still providing the necessary liquidity required to continue in the execution of its current business plan. In connection with the structured financing, Artificial Life issued a stock purchase warrant to the investor to purchase up to an additional 150,000 shares of Artificial Life's common stock over approximately the next three years at a negotiated price.

"We are excited about the outcome of this latest funding round and feel we were presented with a fair transaction," said Eberhard Schoneburg, CEO of Artificial Life, Inc. "We will now continue our business development efforts unabated."

"This line provides the Company a great deal of flexibility and control over the financing process that we felt was important to both the Company and our existing shareholders," said Robert E. Pantano, Chief Financial Officer of Artificial Life, Inc. "Further, in spite of the current conditions, we feel the marketplace for our technology will continue to expand over time due to the inherent ROI that our technology provides."

ABOUT ARTIFICIAL LIFE

Founded in 1994, Artificial Life, Inc. (NASDAQ: ALIF) develops, markets, and supports intelligent software robots for the Internet. The company offers uniquely conversational bot-based products for customer service, consultative selling, Web-based learning, Web site navigation, automated e-mail response, and financial portfolio management. Major customers of the Artificial Life Group include, among others, Pioneer Investment Management, Inc., Credit Suisse First Boston, UBS, Advance Bank, Eagle Star, and MobilCom. The Company recently won a Massachusetts Interactive Media Council (MIMC) award in the category of ``Enabling Technologies-User Applications''

Artificial Life, Inc. is headquartered in Boston, Massachusetts, U.S.A, and maintains subsidiaries in Switzerland, Germany, Russia, and Hong Kong. Detailed information about Artificial Life, Inc. and its products is available at http://www.artificial-life.com.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995:
Statements in this press release regarding Artificial Life, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year. SOURCE Artificial Life, Inc.

CONTACT: Robert E. Pantano of Artificial Life, 617-266-5542, rp@artificial-life.com.